Exhibit 10.3
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
          This Amendment No. 1 to Employment Agreement (this “Amendment”), effective as of May 7, 2007, is among The Kansas City Southern Railway Company, a Missouri corporation (“KCSR”), Kansas City Southern, a Delaware corporation (“KCS”) and Daniel W. Avramovich, an individual (“Executive”).
          WHEREAS, Executive is currently employed by KCSR, and KCSR, KCS and Executive previously entered into an Employment Agreement dated May 15, 2006 (the “Agreement”), which sets forth terms and conditions of Executive’s employment by KCSR; and
          WHEREAS, the parties desire to amend certain of those terms and conditions in the Agreement as set forth below without amending the remaining terms of the Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, it is agreed by and among KCSR, KCS and Executive that the Agreement is amended as follows:
     1. Amendments to the Agreement.
     (a) The following new Paragraph 15 is inserted into the Agreement:
          “15. Amendment to Agreement for Code Section 409A Compliance. This Agreement may constitute a nonqualified deferred compensation plan within the meaning of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), with respect to certain of its provisions. It is the intention of Executive and KCSR that in such event this Agreement satisfies the requirements of Code Section 409A so that benefits hereunder, if any, are not included in gross income under Code Section 409A (whether or not included in gross income under another Code provision). At the time of the execution of this Agreement final Treasury Regulations interpreting Code Section 409A are pending. The parties hereto agree that subsequent to the finalization of such pending Treasury Regulations, this Agreement will be amended or restated as necessary for the purpose of satisfying the requirements of Code Section 409A and until the time of such amendment or restatement, this Agreement will be interpreted and administered accordingly.”
     (b) The existing Paragraph 15 of the Agreement is hereby renumbered as Paragraph 16.
2. Reference to and Effect on the Agreement. On and after the effectiveness of this Amendment, each reference in the Agreement to “hereunder”, “hereof” or words of like import referring to the Agreement, shall mean and be a reference to the Agreement as modified by this Amendment.
3. Severability. The invalidity or unenforceability of any particular provision of this Amendment shall not affect the other provisions hereof, and this Amendment shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
4. Controlling Law and Jurisdiction. The validity, interpretation and performance of this Amendment shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.
5. Entire Agreement. This Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof and terminates and supersedes all other prior agreements and understandings, both written, oral or otherwise, respecting such subject matter, any such agreement or understanding being superseded hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and may not be amended, extended or otherwise modified, except in a writing executed in whole or in counterparts by each party hereto.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 26th day of June, 2007.

THE KANSAS CITY SOUTHERN RAILWAY COMPANY
By:	/s/ Arthur L. Shoener
Arthur L. Shoener, President & CEO

KANSAS CITY SOUTHERN
By:	/s/ Michael R. Haverty
Michael R. Haverty, Chairman & CEO

EXECUTIVE
/s/ Daniel W. Avramovich
DANIEL W. AVRAMOVICH